Exhibit 2.2
CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of March 22, 2016 (the “Effective Date”) by and among PE OP II VALUE ADDED GROCERY, LLC, a Delaware limited liability company (“Contributor”), TPG RE II ELECTRICITY SPV, LP, a Delaware limited partnership (“TPG”), and PHILLIPS EDISON VALUE ADDED GROCERY VENTURE, LLC, a Delaware limited liability company (the “Company”).
W I T N E S S E T H:
A.Contributor is the owner of one hundred percent (100%) of the membership interests (collectively, the “Entity Membership Interests”) in the entities (each, a “Contribution Entity” and, collectively, the “Contribution Entities”) set forth on Schedule A to this Agreement and incorporated herein by this reference.
B.    The Contribution Entities each own fee simple title to certain real property as set forth on Schedule A to this Agreement.
C.    Immediately prior to this Agreement, TPG, Contributor and PECO Value Added Grocery Manager, LLC, entered into that certain Limited Liability Company Agreement of the Company dated as of the date hereof (the “LLC Agreement”), providing for the formation and governance of the Company pursuant to the applicable provisions of the Delaware Act (as defined below) and for the purposes set forth therein.
D.    Contributor is contributing, transferring and conveying to the Company, as a Capital Contribution (as defined below), the Entity Membership Interests in exchange for membership interests in the Company.
E.    In connection with such Contributor contribution, TPG is contributing to the Company, as a Capital Contribution, cash in exchange for membership interests in the Company.
F.    Upon receipt of such contributions and the proceeds of financing being obtained by the Company concurrently herewith, the Company is distributing to Contributor an amount of cash (the “Initial Distribution”) as shall be necessary so that after giving effect to all contributions, the Initial Distribution and payments under this Agreement, the initial membership interests in the Company are owned eighty percent (80%) by TPG and twenty percent (20%) by Contributor.
AGREEMENT
NOW, THEREFORE, in consideration of $10.00 and the mutual covenants and agreements of each party to the other hereinafter set forth, and intending to be legally bound hereby, the parties do hereby mutually covenant and agree as follows:

ARTICLE I.

DEFINED TERMS
The following terms shall have the meanings ascribed to them below when used in this Agreement:
1.1    Agreement: has the meaning set forth in the preamble above.
1.2    Assignment of Membership Interests: an assignment and assumption of membership interests in the form of Exhibit A attached hereto and made a part hereof.
1.3    Basket: has the meaning set forth in Section 4.3(b).
1.4    Cap: has the meaning set forth in Section 4.3(b).
1.5    Capital Contribution: has the meaning set forth in the LLC Agreement.
1.6    Closing: the consummation of the transactions contemplated hereby.
1.7    Closing Statement: a closing statement (the “Closing Statement”) showing, among other things, the items and amounts to be prorated or adjusted between Contributor, TPG and the Company.
1.8    Code: has the meaning set forth in the LLC Agreement.
1.9    Company: has the meaning set forth in the preamble above.
1.10    Contracts: the contracts or agreements (excluding Leases) to which a Contribution Entity is a party or by which any Contribution Entity is bound or to which any Property or portion thereof is subject.
1.11    Contributor: has the meaning set forth in the preamble above.
1.12    Contributor’s Initial Capital Contribution: has the meaning set forth in Section 2.2(a), and is the initial Capital Contribution of Contributor as the REIT Member under Section 3.4(B)(i) of the LLC Agreement.
1.13    Contribution Entity (in the singular) or Contribution Entities (with respect to two or more of the Contribution Entities): has the meaning set forth in the recitals above.
1.14    Contribution Value: has the meaning set forth in Section 2.1.
1.15    Data Room: the virtual Intralinks data room created by Contributor and containing the Contributor documents relative to the Properties and any other documents or materials posted therein in connection with the consummation of the transactions contemplated by this Agreement.

1.16    Delaware Act: the Delaware Limited Liability Company Act, as amended from time to time.
1.17    Disclosure Materials: the documents and materials that have been made available to TPG and to the Company within the Data Room for review and analysis.
1.18    Effective Date: has the meaning set forth in the preamble above.
1.19    Entity Membership Interests: has the meaning set forth in the recitals above.
1.20    Entity Representations: has the meaning set forth in Section 4.2.
1.21    Environmental Law: all statutes specifically described in the definition of “Hazardous Material” below and all Laws regulating, relating to or imposing liability or standards concerning or in connection with health, safety, the environment or Hazardous Materials.
1.22    Environmental Reports: has the meaning set forth in Section 4.1(a)(xi).
1.23    Financial Statements: has the meaning set forth in Section 4.1(a)(xvi).
1.24    FIRPTA Certificate: has the meaning set forth in Section 5.1(c).
1.25    Fundamental Entity Representations: has the meaning set forth in Section 4.2.
1.26    Governmental Entity: any United States national, federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial body.
1.27    Hazardous Material or Hazardous Materials: any substance, material, waste, gas or particulate matter which is regulated by any Governmental Entity, including, but not limited to, any local governmental authority, the State wherein each of the Properties is located, the U.S. Environmental Protection Agency, the U.S. Department of Transportation, or any other agency of the United States Government, including, but not limited to, any material or substance which is (i) defined as a “hazardous waste”, “hazardous material”, “hazardous substance”, “extremely hazardous waste”, or “restricted hazardous waste” or words of similar import under any provision of any Environmental Law; (ii) petroleum or petroleum products; (iii) asbestos; (iv) poly chlorinated biphenyl; (v) radioactive material; (vi) radon gas; (vii) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1317); (viii) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903); or (ix) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601).

1.28    Improvements: as to each Property, all buildings, structures, parking areas, fixtures, facilities and other improvements (including work in progress) affixed to or located on, over or under the Land at such Property, including, without limitation, all plumbing, gas, electrical, heating, ventilating, lighting and other utility systems, fire and theft protection equipment and systems, life-safety systems, sprinkler systems and all other building systems and fixtures attached to or comprising a part of such improvements.
1.29    Indemnified Losses: has the meaning set forth in Section 4.3(a).
1.30    Indemnified Party (in the singular) or Indemnified Parties (with respect to two or more of the Indemnified Parties): has the meaning set forth in Section 4.3(a).
1.31    Initial Distribution: has the meaning set forth in the recitals above.
1.32    Insurance Policies: has the meaning set forth in Section 4.1(a)(xix).
1.33    Knowledge: (i) with respect to Contributor, the actual knowledge (without further investigation) of Ryan Moore, Principal, Investment Management, Finance, Joe Schlosser, Senior Vice President, Portfolio Management, Stephen Bein, Director of Transactions, and Jeff Edison, Co-Chairman and CEO, Non-Traded REIT, and (ii) with respect to TPG, the actual knowledge (without further investigation) of Jamie Sholem, Ty Newell and Chris Williams.
1.34    Land: the tracts of land owned by the Contribution Entities and more particularly described on Exhibit B, including all easements and other property rights appurtenant thereto.
1.35    Law or Laws: any binding domestic or foreign laws, statutes, ordinances, rules, resolutions, regulations, codes or executive orders enacted, issued, adopted, promulgated, applied, or hereinafter imposed by any Governmental Entity, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, rental, management, ownership, subdivision, development, conversion or redevelopment of any Property.
1.36    Leases: all leases, licenses or other written permissions to occupy a Property or any portion thereof to which a Contribution Entity is a party or by which any Property or portion thereof is bound.
1.37    List: OFAC’s Specially Designated and Blocked Persons List.
1.38    LLC Agreement: has the meaning set forth in the recitals above.
1.39    Net Contribution Value: means an amount equal to Ninety-Three Million, Six-Hundred-Three Thousand, One-Hundred Fourteen and No/100ths Dollars ($93,603,114.00), which amount reflects the Contribution Value as adjusted for the prorations and adjustments reflected on the Closing Statement.
1.40    OFAC: the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

1.41    Order: Executive Order No. 13224 dated September 24, 2001 relating to “Blocking Properties and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism.”
1.42    Organizational Documents: The certificate of formation (or equivalent certificate) and governing documents and all amendments thereto of an entity.
1.43    Permits: has the meaning set forth in Section 4.1(a)(x).
1.44    Person: has the meaning set forth in the LLC Agreement.
1.45    Personal Property: all personal property owned by each Contribution Entity in connection with the maintenance or operation of each Property.
1.46    Pre-Closing Losses: has the meaning set forth in Section 4.3(c).
1.47    Property (in the singular) or Properties (with respect to two or more of the Properties): the real property listed on Schedule A to this Agreement, including the Land thereof and the Improvements located thereon, and all rights and interests incidental thereto.
1.48    Property Purchase Agreements: the purchase agreements pursuant to which the Contribution Entities acquired the Properties.
1.49    Reciprocal Easement Agreements: all reciprocal easement agreements, access easements, declarations of covenants, condominium declarations or other similar documents in existence and affecting any Property.
1.50    Special Cap: has the meaning set forth in Section 4.3(b).
1.51    Sublease: any sublease, sublicense or other written permission to occupy a Property or any portion thereof to which a Contribution Entity is not a party.
1.52    Survival Period: with respect to each representation and warranty of Contributor contained in this Agreement or in any of the Transaction Documents, the applicable period of survival of such representation and warranty of Contributor, as set forth in Section 4.2.
1.53    Tax Representations: has the meaning set forth in Section 4.2.
1.54    Taxes: all real and personal property taxes and assessments, special or otherwise, payable in lump sums or installments which constitute a lien against the Properties, in whole or in part.
1.55    Tenants: tenants or occupants of the Properties or any portion thereof under the Leases.
1.56    Title Policy or Title Policies: with respect to each Property, the owner’s policy of title insurance issued for such Property.

1.57    TPG: has the meaning set forth in the preamble above.
1.58    TPG’s Capital Contribution: has the meaning set forth in Section 2.2(b), and is the initial Capital Contribution of TPG as the Investor Member under Section 3.4(B)(ii) of the LLC Agreement.
1.59    Transaction Documents: the documents listed in Sections 5.1 and 5.2 and any other instrument or agreement delivered by the parties hereto pursuant to this Agreement.
ARTICLE II.

TRANSACTIONS AT CLOSING
2.1    Contribution Value. The aggregate contribution value for the Entity Membership Interests is Ninety-Four Million, Two Hundred Seventy-Three Thousand Five Hundred Sixty-Nine and No/100ths Dollars ($94,273,569.00) (the “Contribution Value”). The Contribution Value is subject to adjustment in accordance with Section 5.3 below and as reflected on the Closing Statement.
2.2    Contributions. Subject to the terms and conditions set forth in this Agreement, the following has occurred on the date hereof at Closing:
(a)    Contributor is contributing, as its initial Capital Contribution to the Company (“Contributor’s Initial Capital Contribution”), the Entity Membership Interests by delivering the Assignment of Membership Interests to the Company, in exchange for which Contributor is receiving a twenty percent (20%) membership interest in the Company, as more particularly described in the LLC Agreement, and the Initial Distribution.
(b)    TPG is contributing, as its initial Capital Contribution to the Company (“TPG’s Capital Contribution”), cash in immediately available funds, in exchange for which TPG is receiving an eighty percent (80%) membership interest in the Company, as more particularly described in the LLC Agreement.
2.3    Tax Treatment. The parties to this Agreement acknowledge and agree that (a) Contributor’s Initial Capital Contribution is intended to be governed by Section 721(a) of the Code, and (b) the Initial Distribution is intended to be treated as a reimbursement of preformation expenditures within the meaning of U.S. Treasury Regulation Section 1.707-4(d).
ARTICLE III.

“AS-IS” DISCLAIMER AND TITLE
3.1    “AS IS” Disclaimer.
(c)    Notwithstanding anything herein to the contrary, TPG and the Company each hereby expressly acknowledges and agrees that as of the Effective Date it has (i) inspected and examined the Entity Membership Interests and the Properties, (ii) inspected and examined the Disclosure Materials, and (iii) completed such inspections and examinations to its satisfaction. The

Company and TPG acknowledge and agree that, except for the express representations, warranties and covenants of Contributor set forth in this Agreement or in the Transaction Documents, the Entity Membership Interests and the Properties are being contributed to the Company on an “AS IS”, “WHERE IS” and “WITH ALL FAULTS” basis, without representations, warranties or covenants, express or implied, of any kind or nature including, but not limited to, the zoning of the Properties, the tax consequences to the Company or TPG, the physical condition of the Properties, environmental compliance, governmental approvals and compliance of the Properties with applicable rules, regulations, ordinances and statutes. The Company is accepting the Entity Membership Interests and the Properties from Contributor without any representations, warranties or covenants, express or implied, from or of Contributor, except as expressly provided in this Agreement or in the Transaction Documents. The Company and TPG hereby waive and relinquish all rights and privileges arising out of, or with respect to or in relation to, any representations, warranties or covenants, whether express or implied, which may have been made or given, or which may be deemed to have been made or given, by Contributor, except as expressly provided in this Agreement or in the Transaction Documents. Without limiting the generality of the foregoing, the Company and TPG hereby further acknowledge and agree that warranties of merchantability and fitness for a particular purpose are excluded from the transactions contemplated hereby, as are any warranties arising from a course of dealing or usage or trade, and that, except as otherwise expressly set forth in this Agreement or in the Transaction Documents, Contributor has not represented or warranted, and Contributor does not hereby represent or warrant, that the Properties now or in the future will meet or comply with the requirements of any health, environmental or safety code or regulation of the United States of America, the States wherein the Properties are located, or any other authority or jurisdiction. Without limiting the generality of the foregoing, the Company and TPG each hereby assumes all risk and agrees that Contributor is not liable to the Company or TPG (or its respective successors and assigns) for, and each of the Company and TPG hereby expressly waives any claims it may have now or in the future against Contributor on account of, any special, direct, indirect, consequential or other damages resulting or arising from or relating to the ownership, use, condition, location, maintenance, repair or operation of the Properties.
(d)    Except as otherwise expressly set forth in this Agreement or in any other instrument or agreement delivered by Contributor pursuant to this Agreement or in connection with the Closing, TPG and the Company each hereby release Contributor and its affiliates and their respective partners, members, shareholders, officers, directors, employees, representatives and agents of each of the foregoing from all claims, losses, damages, liabilities, costs and expenses that TPG or the Company has or may have arising from or related to any matter or thing in connection with the Properties, including, without limitation, any documents provided by or on behalf of Contributor, any construction defects, errors or omissions in the design or construction of the Properties and any environmental conditions affecting the Properties (including the presence or suspected presence of Hazardous Materials on, in, under or about the Properties). TPG and the Company each further acknowledges and agrees that this release will be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action. Notwithstanding the foregoing or anything herein to the contrary, none of the provisions of this Article III shall release Contributor, any of its affiliates or any other Person from liability for its own fraud or willful misconduct.

3.2    Title. TPG and the Company each acknowledges that it has received, as part of the Disclosure Materials, the Title Policies and the underlying documents noted therein as exceptions to title.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
4.1    Contributor Representations and Warranties:
(a)    Contributor represents and warrants to each of TPG and the Company as of the Effective Date as follows:
(i)    Non-Foreign Person. Contributor is not a foreign person within the meaning of Section 1445 of the Code.
(ii)    Entity Membership Interests. The Entity Membership Interests are owned directly by Contributor, and Contributor has good and valid title to the Entity Membership Interests, free and clear of all liens and encumbrances. The Entity Membership Interests comprise all of the issued and outstanding equity interests in the Contribution Entities. No other equity interests or securities of any Contribution Entity, and no securities or other instruments or interests directly or indirectly convertible into, exchangeable for or evidencing any such equity interests or securities, are issued, allotted or outstanding, nor is any Contribution Entity under any contractual or other obligation to issue or allot any such equity interests or securities. The Entity Membership Interests were duly authorized and issued, and none of the Membership Interests has been certificated. Neither Contributor nor any Contribution Entity has granted, there are no outstanding, options, warrants, puts, calls, subscriptions, commitments, convertible securities, voting trusts, proxies or other rights of purchase, redemption, issuance or voting with respect to any equity interests in any Contribution Entity, and there are no securities or other instruments or interests directly or indirectly convertible into, exchangeable for or evidencing the right to purchase any equity interests in any Contribution Entity.
(iii)    Authority; Enforceability. Contributor is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Contributor has the right to execute this Agreement and each of the Transaction Documents to which Contributor is a party, and to contribute the Entity Membership Interests and perform its other obligations hereunder and thereunder, in each case without obtaining any further consent, approval, release or signature of any other party, which has not previously been obtained. The signatories hereto on behalf of Contributor have been duly authorized to execute and deliver this Agreement and each of the Transaction Documents to which Contributor is a party and to bind Contributor hereto and thereto. Contributor has full power to consummate the transactions described in this Agreement, and each of the execution, delivery and performance of this Agreement and each of the Transaction Documents to which Contributor is a party by Contributor and the consummation by Contributor of the transactions described herein has been duly and validly authorized by all necessary action and the observance of all required formalities on the part of Contributor. Subject to all applicable bankruptcy Laws and assuming the due authorization, execution and delivery by the other parties hereto and thereto, each of this Agreement and the Transaction Documents to which Contributor is a party constitutes a legal, valid and binding obligation of Contributor, enforceable against Contributor in accordance with the respective terms hereof or thereof, as applicable.
(iv)    No Conflict. Neither the execution, delivery and performance of this Agreement nor the consummation by Contributor of the transactions contemplated hereby will (A) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Contributor or a Contribution Entity is a party or by which any of them or any of the Properties is bound, which in any event would have a material effect on the ability of Contributor to perform its obligations hereunder, or (B) violate any order, injunction, decree, statute, rule, regulation or other Laws applicable to Contributor, any of the Contribution Entities or any of the Properties.
(v)    PATRIOT Act. Neither Contributor nor any Person having a ten percent (10%) or more direct or indirect beneficial interest in Contributor is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on the List) or under the Order.
(vi)    ERISA. Each of the Contribution Entities does not have, and has never had, any employees. None of the Contribution Entities nor any of their ERISA affiliates have ever maintained, sponsored, been a party to, participated in or had any liability or contingent liability with respect to any “employee pension benefit plan” (as defined in Section 3(1) of ERISA) that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code or any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).
(vii)    Organizational Documents: Schedule 4.1(a)(vii) contains a true, correct and complete list of all of the Organizational Documents for each of the Contribution Entities, and true, correct and complete copies of all of the Organizational Documents for each of the Contribution Entities have been delivered to TPG and the Company. Except as set forth on Schedule 4.1(a)(vii), all of the Organizational Documents for all of the Contribution Entities are in full force and effect and none of the Organizational Documents for any of the Contribution Entities has been amended.
(viii)    Leases.  (A) There are no leases of, or permissions to occupy, space in the Properties or any portion thereof or other agreements to occupy all or any portion of the Properties other than the Leases listed on Schedule 4.1(a)(viii); (B) Schedule 4.1(a)(viii) contains a true, complete and correct list of all the Leases (including any amendments thereto); (C) true, complete and correct copies of all the Leases have been delivered to TPG and the Company; (D) Schedule 4.1(a)(viii) contains a true, complete and correct rent roll for each Property; (E) except as set forth Schedule 4.1(a)(viii), all of the Leases are in full force and effect and none of the Leases has been amended; and (G) to Contributor’s Knowledge, except as set forth on Schedule 4.1(a)(viii), no Contribution Entity nor any tenant is in monetary default or has given written notice of any existing material non-monetary default under any of the Leases, and no event or condition exists that, upon the giving of notice or lapse of time or both, will constitute a default under any of the Leases. Notwithstanding the foregoing or anything herein to the contrary, to the extent any of the foregoing representations and warranties contained in this Section 4.1(a)(viii) relate to any Sublease or to any time preceding the period that a Contribution Entity owned the applicable Property, such representation and warranty shall be deemed qualified to be limited to Contributor’s Knowledge.
(ix)    Litigation.  To Contributor’s Knowledge, and other than litigation disclosed in Schedule 4.1(a)(ix) hereto, there is no pending and served (nor to Contributor’s Knowledge has Contributor or a Contribution Entity received any written notice of any threatened) action, claim, demand, examination, litigation, rezoning proceeding, eminent domain, condemnation, other governmental taking or any other kind of cause of action or other legal proceeding whatsoever against, or relating in any way to, any of the Properties or against, or relating in any way to, a Contribution Entity with respect to any of the Properties. There are no judgments, injunctions, writs, orders or decrees of any kind against Contributor, any Contribution Entity or, to Contributor’s Knowledge, any Property that is unpaid or unsatisfied of record.
(x)    Compliance.  To Contributor’s Knowledge, and except as disclosed in Schedule 4.1(a)(x) hereto, each Contribution Entity and each Property is in material compliance with all Laws, and any use restrictions affecting any of the Properties (other than the Reciprocal Easement Agreements), in each case applicable to the conduct of its business activities and its ownership, use and operation of its properties and assets (including, without limitation, each Property that such Contribution Entity owns), and has obtained all material federal, state, local and foreign permits, approvals, licenses, authorizations and certificates (including, without limitation, certificates of occupancy) (collectively, the “Permits”) required for the conduct thereof. True, correct and complete copies of all of the Permits have been delivered to TPG and the Company. To Contributor’s Knowledge, and except as disclosed in Schedule 4.1(a)(x) hereto, such Permits are in full force and effect, neither Contributor nor any Contribution Entity has taken any action that would (or failed to take any action the omission of which would) result in a revocation of such Permits, and neither Contributor nor any Contribution Entity has received any notice from any Governmental Entity having jurisdiction over any of the Properties to the effect that any of the Properties are not in material compliance with applicable Laws (other than notices of non-compliance that have been remedied) or to the effect that such Governmental Entity intends to revoke any Permit issued by such Governmental Entity in connection with the use of any of the Properties (other than such notices that have been remedied).
(xi)    Environmental Matters.  True, correct and complete copies of all of the third party reports in Contributor’s or any Contribution Entity’s possession relating to Hazardous Materials at the Properties (collectively, the “Environmental Reports”) have been delivered to TPG and the Company, and a true, correct and complete list of the Environmental Reports is set forth on Schedule 4.1(a)(xi) hereto. Except as otherwise disclosed in the Environmental Reports, during and, to Contributor’s Knowledge, prior to any Contribution Entity’s ownership of any Property, (A) no Hazardous Material was or has been located on, in or under such Property or was or has been released into the environment, or discharged, placed or disposed of at, on or under such Property, except, in each case, in compliance with Environmental Law, (B) no underground storage tanks are, or have been, located at such Property, (C) such Property has never been used to store, treat or dispose of any Hazardous Material, except in compliance with Environmental Law, (D) such Property and its prior uses comply with, and at all times have complied with, any applicable Environmental Law or any other governmental Law relating to environmental matters and

Hazardous Materials, and (E) no assumption or acceptance of responsibility has been made by contract or otherwise for the liability of any other Person under any Environmental Law. To Contributor’s Knowledge, there has been no notice of, actual or threatened, administrative, regulatory or judicial action, suit, demand, demand letter, claim, lien, notice of non-compliance or violation, investigation or proceeding relating in any way to any Environmental Law or any Permit issued under any Environmental Law including, without limitation, (1) by a Governmental Entity for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, or (2) by any third party threatening to or actually seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment. Notwithstanding the foregoing or anything herein to the contrary, to the extent any of the foregoing representations and warranties contained in this Section 4.1(a)(xi) relate to any time preceding the period that a Contribution Entity owned the applicable Property, such representation and warranty shall be deemed qualified to be limited to Contributor’s Knowledge.
(xii)    Contracts.  Except as disclosed in Schedule 4.1(a)(xii) hereto, there are no service, equipment leasing or other contracts or agreements that will be binding on a Contribution Entity or any Property after the Closing.  True, correct and complete copies of all of the Contracts that will be binding on a Contribution Entity or any Property after the Closing have been delivered to TPG and the Company. Except as set forth on Schedule 4.1(a)(xii), all of the Contracts that will be binding on a Contribution Entity or any Property after the Closing are in full force and effect and none of such Contracts has been amended. To Contributor’s Knowledge, no Contribution Entity nor any other party to any of the Contracts is in monetary default or has given notice of any existing material non-monetary default under any of the Contracts, and no event or condition exists that, upon the giving of notice or lapse of time or both, will constitute such a default under any of the Contracts. Notwithstanding the foregoing or anything herein to the contrary, to the extent any of the foregoing representations and warranties contained in this Section 4.1(a)(xii) relate to any time preceding the period that a Contribution Entity owned the applicable Property, such representation and warranty shall be deemed qualified to be limited to Contributor’s Knowledge.
(xiii)    Tax Matters. Except as set forth on Schedule 4.1(a)(xiii), (A) all income and other material tax returns required to be filed by the Contribution Entities have been duly and timely filed (taking into account any extension) with the appropriate tax authority, (B) all income and other material taxes required to be paid by the Contribution Entities (whether or not shown as due on such tax returns) have been timely paid in full, (C) there is no claim pending by any applicable tax authority in connection with any such tax, (D) none of such tax returns are now under audit or examination by any tax authority, and (E) no written claim has been made by any tax authority in a jurisdiction where the applicable Contribution Entity does not file a tax return that it is or may be subject to taxation in that jurisdiction. From the time of each Contribution Entity’s formation through the Closing, such Contribution Entity has been “disregarded as an entity separate from its owner”, for U.S. federal and applicable state and local income tax purposes within the meaning of U.S. Treasury Regulation Section 301.7701-2(c)(2)(i), and has made no election to the contrary. The Contribution Entities currently generate income that, in aggregate, would satisfy the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, and own assets that, in aggregate, would satisfy the requirements of Section 856(c)(4) of the Code.
(xiv)    No Other Operations.  No Contribution Entity (A) owns, owned, holds or has ever held any assets other than each Property that it owns and the Personal Property, the Leases, the Contracts and the Permits relating to such Property, nor (B) conducts or has conducted any business, other than owning such Property.
(xv)    Contribution Entities.  Each Contribution Entity is duly organized, validly existing and in good standing under the Laws of the state of its formation. Each Contribution Entity has all requisite power and authority to own, lease, operate and develop its properties and assets (including, without limitation, each Property that such Contribution Entity owns) and to carry on its business as it is presently being conducted. No Contribution Entity is in violation of, in conflict with, or in default under any of its Organizational Documents. Each Contribution Entity is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification or licensing necessary.
(xvi)    Financial Statements; Undisclosed Liabilities.  Schedule 4.1(a)(xvi) contains true, correct and complete copies of the most current annual financial statements for each of the Contribution Entities and each of the Properties (collectively, the “Financial Statements”). Except as set forth on Schedule 4.1(a)(xvi), no Contribution Entity has any material liabilities, of any nature, whether matured or unmatured, accrued, absolute, asserted or unasserted, fixed or contingent, known or unknown, regardless of whether disclosure thereof would otherwise be required by United States generally accepted accounting principles consistently applied (“GAAP”), other than any such liabilities (i) as reflected or reserved on the Financial Statements or disclosed in any notes thereto, (ii) that have arisen in the ordinary course of business of the applicable Contribution Entity since the dates of the respective Financial Statements for such Contribution Entity, (iii) arising under any contract or agreement to which the Contribution Entities are a party or by which the Contribution Entities are bound or to which the Properties (or any portion thereof) are subject (other than any such liability resulting from a breach or a default thereunder), or (iv) as incurred under this Agreement or in connection with the transactions contemplated hereby. Without limitation on the foregoing, the Financial Statements present fairly in all material respects the financial condition and the results of operations of each of the Contribution Entities and each of the Properties to which they relate as of the times and for the periods referred to therein, in each case in conformity with GAAP.
(xvii)    Existing Indebtedness.  Other than any lender providing financing that will be funded concurrently with the Closing, no Contribution Entity has any lenders holding any mortgages, deeds of trust, similar security instruments or other indebtedness encumbering any Property.
(xviii)    Assessments; Governmental Obligations. To Contributor’s Knowledge, (A) there are no public improvements in the nature of off-site improvements which have been ordered to be made in connection with any of the Properties and/or which have not heretofore been assessed against any of the Properties, (B) there are no special or general assessments pending against or affecting any of the Properties or any portion thereof, and (C) there are no material unperformed obligations relating to any of the Properties and outstanding pursuant to any written agreement with any Governmental Entity, in each case other than those, if any, set forth in the Title Policies.
(xix)    Insurance. (A) Neither Contributor nor any Contribution Entity has received any written notice from any insurance company of any defect or inadequacies in any of the Properties or any part thereof which would materially adversely affect the insurability of the any of the Properties or any construction to be completed thereon, or which would materially increase the cost of insurance beyond that which is being paid under the Insurance Policies, (B) Schedule 4.1(a)(xix) hereto contains a true, complete and correct list of the insurance policies maintained by each Contribution Entity for each Property (collectively, the “Insurance Policies”), (C) true, correct and complete copies of the Insurance Policies have been delivered to TPG and the Company, (D) each of the Insurance Policies is in full force and effect, and (E) no notice of cancellation has been received (or, to Contributor’s Knowledge, threatened) with respect thereto.
(xx)    Rights in the Properties. To Contributor’s Knowledge, other than the rights of the Tenants, as tenants only, under the Leases and except as otherwise specifically provided on Schedule 4.1(a)(xx), there are no purchase contracts, options or any other agreements of any kind, written or oral, recorded or unrecorded, (including, without limitation, as may be set forth in any Lease or Reciprocal Easement Agreement) whereby any Person other than Contributor or any Contribution Entity will have acquired or will have any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of, all or any portion of any Property.
(xxi)    Reciprocal Easement Agreements. To Contributor’s Knowledge, each of the Reciprocal Easement Agreements is in full force and effect and, except as specifically shown in the Title Policies, none of the Reciprocal Easement Agreements has been modified, amended or altered, in writing or otherwise. To Contributor’s Knowledge, all material obligations of any Contribution Entity under the Reciprocal Easement Agreements which arose or accrued on or before the Closing have been performed. To Contributor’s Knowledge, (A) no event of default exists under any of the Reciprocal Easement Agreements and (B) no event or condition exists that, upon the giving of notice or lapse of time or both, would constitute a default under any of the Reciprocal Easement Agreements. Notwithstanding the foregoing or anything herein to the contrary, in the event an estoppel certificate is received from a party (other than Contributor or any Contribution Entity) under any Reciprocal Easement Agreements in accordance with Section 5.2(c), the representations and warranties contained in this Section 4.1(a)(xxi) shall, to the extent related to such Reciprocal Easement Agreements, be deemed replaced by such estoppel certificate and eliminated from this Agreement.
(xxii)    Casualty. To Contributor’s Knowledge, there has been no damage to any Property (by fire, other casualty or otherwise) which, singly or in the aggregate, would have a material adverse effect on the value of such Property or on the business and operation of such Property as currently operated.
(xxiii)    Property Purchase Agreements. Schedule 4.1(a)(xxiii) contains a true, correct and complete list of the Property Purchase Agreements, and true, correct and complete copies of the Property Purchase Agreements have been delivered to TPG and the Company. Neither Contributor nor any Contribution Entity has made any claim against the seller under any of the Property Purchase Agreements, and, to Contributor’s Knowledge, there are no defaults under or disputes arising from any of the Property Purchase Agreements.
(xxiv)    Solvency. Neither Contributor nor any Contribution Entity has (A) made a general assignment for the benefit of creditors, (B) filed a voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, which remains pending as of such time, or (D) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, which remains pending as of such time. Each of Contributor and each Contribution Entity is solvent, the contribution of the Entity Membership Interests contemplated herein is not intended by Contributor or any Contribution Entity to hinder, delay or defraud any of its creditors or affiliates, and Contributor will not become insolvent by reason of its entry into this Agreement or the transactions contemplated hereby.
(b)    Except as stated in Section 4.1(a), Contributor has made no representations or warranties with respect to any aspect of Disclosure Materials, including, but not limited to, their truthfulness, accuracy or completeness, and/or with respect to any physical aspects of the Properties and no such representations or warranties are deemed implied and Contributor hereby disclaims any such representations or warranties. TPG hereby acknowledges that no such representations or warranties have been made and that none are deemed implied.
4.2    Survival. The representations and warranties of Contributor contained in this Agreement or in the Transaction Documents will survive for a period of three hundred sixty-five (365) days after the Closing, provided that (a) the representations and warranties of Contributor contained in Sections 4.1(a)(iv), 4.1(a)(vii), 4.1(a)(xiv) and 4.1(a)(xvi) (collectively, the “Entity Representations”) will survive for a period of five (5) years after the Closing, (b) the representations and warranties of Contributor contained in Section 4.1(a)(xiii) (collectively, the “Tax Representations”) will survive for a period of sixty (60) days following the expiration of the applicable statute of limitation, and (c) the representations and warranties of Contributor contained in Sections 4.1(a)(ii), 4.1(a)(iii) and 4.1(a)(xv) (collectively, the “Fundamental Entity Representations”) will survive indefinitely. In connection with the foregoing, to the extent claims of Indemnified Losses in accordance with Section 4.3 are not made to Contributor in the form of a written notice on or before the expiration of the applicable Survival Period, then, thereafter, any such claims are forever barred, waived, released and discharged. This Section 4.2 shall survive Closing.
4.3    Indemnification by Contributor: Any limitation contained herein to the contrary notwithstanding:
(a)    From and after the date hereof and until the expiration of the applicable Survival Period, but subject to the terms of Section 4.2 above and Section 4.3(b) below, Contributor indemnifies and holds the Company and its affiliates, TPG and its affiliates, and the respective partners, members, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable and out-of-pocket attorneys’ fees and disbursements) suffered or incurred by any such Indemnified Party in connection with any and all claims, losses, damages, liabilities, costs and expenses arising out of, or in any way relating to breach of any covenant, representation or warranty of Contributor contained in this Agreement or in the Transaction Documents and discovered by TPG or the Company during the applicable Survival Period (collectively, “Indemnified Losses”). The foregoing indemnity includes actual Indemnified Losses only, and not punitive, indirect or consequential damages. If TPG or the Company provides written notice of a claim of an Indemnified Loss within the applicable Survival Period, then Contributor shall have the right and opportunity to defend against such Indemnified Losses with counsel selected by Contributor. In no event shall Contributor be liable for any Indemnified Losses relating to any breach of any covenant, representation or warranty contained herein or in the Transaction Documents if TPG had Knowledge of such breach prior to Closing.
(b)    In addition to the limitations set forth in Sections 4.2 and 4.3(a), TPG acknowledges and agrees that (i) Contributor has no liability to TPG for any Indemnified Losses unless claims for such Indemnified Losses exceed, individually or collectively in the aggregate, the sum of One Hundred Thousand Dollars and No/100ths Dollars ($100,000.00) (the “Basket”), in which event the entire amount of such valid claims (including any amount up to and including the Basket) shall be actionable, up to the applicable liability cap set forth in the following clauses (ii) through (iv), (ii) recovery against Contributor for any Indemnified Losses with respect to any of the Entity Representations shall be limited in all events to the sum of Eighteen Million, Eight Hundred Fifty-Four Thousand Seven Hundred Thirteen and 80/100ths Dollars ($18,854,713.80), in the aggregate (the “Special Cap”), (iii) recovery against Contributor for any Indemnified Losses with respect to any of the Fundamental Entity Representations or any of the Tax Representations shall be limited in all events to TPG’s Capital Contribution, and (iv) recovery against Contributor for any Indemnified Losses other than Indemnified Losses with respect to the Entity Representations, the Fundamental Entity Representations and the Tax Representations shall be limited in all events to the sum of Two Million Eight Hundred Twenty-Eight Thousand Two Hundred Seven and 07/100ths Dollars ($2,828,207.07), in the aggregate (the “Cap”).
(c)    For a period of five (5) years after Closing, Contributor shall indemnify and hold the Indemnified Parties harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable and out-of-pocket attorneys’ fees and disbursements) suffered or incurred by any such Indemnified Party as a direct consequence of liabilities or obligations, whether ordinary or extraordinary, contractual or otherwise, and whether accrued, absolute, contingent, known or unknown or otherwise, to any Person, in each case that arose or accrued prior to the Closing and during the period that a Contribution Entity owned the applicable Property (collectively, the “Pre-Closing Losses”). The foregoing indemnity shall not include any claim based upon or arising out of patent or latent defects in the physical condition of the Properties, title and zoning matters, governmental approvals, valuation, and compliance of the Properties with laws, or which are the subject matter of any representations or warranties set forth in Section 4.1(a) (provided, however, that the foregoing shall not be deemed to limit TPG’s or any other Indemnified Party’s rights under this Agreement in the event of a breach of any such representations or warranties). Subject to the foregoing limitation, this indemnity shall include, without limitation (A) liabilities or obligations with respect to federal, state or local fees, taxes (including Taxes) of any nature whatsoever with respect to any Property, together with any and all penalties and additions thereto or interest thereon, (B) liabilities or obligations arising by reason of the failure of Contributor and/or any Contribution Entity (or any prior owner) to have duly filed all federal, state and local franchise, income and other tax returns required to be filed by it with respect to any Property in respect to periods prior to the Closing, and (C) liabilities or obligations with respect to the failure of any employee benefit, fringe benefit, incentive compensation, union contracts or bonus plans, programs, arrangements, commitments, contracts, agreements and/or practices of Contributor and/or any Contribution Entity, including without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA, to be administered, maintained or operated prior to the Closing by Contributor and/or any Contribution Entity in accordance with the terms of each thereof and all applicable Laws. The foregoing indemnity includes actual Pre-Closing Losses only, and not punitive, indirect or consequential damages. If TPG provides written notice of a claim of a Pre-Closing Loss, then Contributor shall have the right and opportunity to defend against such Pre-Closing Losses with counsel selected by Contributor. In no event, however, shall (i) Contributor’s liability for Pre-Closing Losses and Indemnified Losses with respect to the Entity Representations exceed, in the aggregate, the Special Cap, or (ii) Contributor’s liability for Pre-Closing Losses and Indemnified Losses exceed, in the aggregate, TPG’s Capital Contribution.
(d)    This Section 4.3 survives Closing until the expiration of the applicable Survival Period.
4.4    TPG Representations and Warranties: TPG represents and warrants to Contributor as of the Effective Date as follows:
(a)    Authority; Enforceability. TPG is duly organized, validly existing and in good standing under the Laws of the State of Delaware. TPG has the right to execute this Agreement and each of the Transaction Documents to which TPG is a party, and to perform its obligations hereunder and thereunder, in each case without obtaining any further consent, approval, release or signature of any other party, which has not previously been obtained. The signatories hereto on behalf of TPG have been duly authorized to execute and deliver this Agreement and each of the Transaction Documents to which TPG is a party and to bind TPG hereto and thereto. TPG has full power to consummate the transactions described in this Agreement, and each of the execution, delivery and performance of this Agreement and each of the Transaction Documents to which TPG is a party by TPG and the consummation by TPG of the transactions described herein has been duly and validly authorized by all necessary action and the observance of all required formalities on the part of TPG. Subject to all applicable bankruptcy Laws and assuming the due authorization, execution and delivery by the other parties hereto and thereto, each of this Agreement and the Transaction Documents to which TPG is a party constitutes a legal, valid and binding obligation of TPG, enforceable against TPG in accordance with the respective terms hereof or thereof, as applicable.
(b)    No Conflict. Neither the execution, delivery and performance of this Agreement nor the consummation by TPG of the transactions contemplated hereby will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which TPG is a party, which in any event would have a material effect on the ability of TPG to perform its obligations hereunder, or (ii) violate any order, injunction, decree, statute, rule, regulation or other Laws applicable to TPG.
(c)    PATRIOT Act. Neither TPG nor any Person having a ten percent (10%) or more direct or indirect beneficial interest in TPG is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on the List) or under the Order.
ARTICLE V.

CLOSING, PRORATIONS AND EXPENSES
5.1    Closing Deliveries. Contemporaneously herewith, each party hereto has duly executed and is delivering to the other parties hereto the applicable documents described below:
(a)    three (3) counterparts to the Assignment of Membership Interests, duly executed by each of Contributor and the Company.
(b)    a certificate of the secretary or other officer of each of Contributor, TPG and the Company certifying as to, and attaching a true, correct and complete copy of, the resolutions of the board of directors (or other governing body performing an equivalent function) of Contributor, TPG or the Company, as applicable, evidencing the authority of Contributor, TPG or the Company, as applicable, to enter into the transactions contemplated by this Agreement.
(c)    an affidavit stating that Contributor is not a “Foreign Person” within the meaning of Section 1445 of the Code (the “FIRPTA Certificate”) by Contributor, duly executed by Contributor.
(d)    a Form W-9 for each of Contributor and TPG, duly executed by Contributor or TPG, as applicable.
(e)    any customary affidavits, undertakings or indemnities as may be required by the issuer of any policy of title insurance (including, without limitation, for the issuance of any non-imputation endorsement to any Title Policy).
(f)    Such other documents, instruments, agreements and/or certificates as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement and the other Transaction Documents.
5.2    Additional Closing Deliveries. In addition to the applicable documents described in Section 5.1, contemporaneously herewith, Contributor shall deliver, or cause to be delivered, to TPG and the Company the documents described below:

(e)    a certificate of good standing (or equivalent certificate) for each Contribution Entity from the Secretary of State (or other equivalent Governmental Entity) of such Contribution Entity’s jurisdiction of formation and each jurisdiction in which such Contribution Entity is qualified to do business, in each case dated within thirty (30) days prior to the Closing.
(f)    a certificate of the secretary or other officer of Contributor, certifying as to, and attaching true, correct and complete copies of, the Organizational Documents of the Contribution Entities as in effect as of the Closing.
(g)    to the extent required by any lender providing financing that will be funded concurrently with the Closing, an estoppel certificate, in form and substance reasonably acceptable to TPG and such lender, from (i) each Tenant leasing or occupying 5,000 or more square feet of space in any Property and (ii) each party (other than Contributor or any Contribution Entity) under each of the Reciprocal Easement Agreements.
(h)    a consent and/or waiver (which shall contain appropriate estoppel language reasonably satisfactory to TPG), as the case may be, in form and substance reasonably acceptable to TPG, from each third party that must consent to or waive any rights (including, without limitation, any rights of first offer or rights of first refusal to purchase any Property or any interest therein) it may have with respect to the transactions contemplated in this Agreement.
5.3    Prorations.
(d)    Contributor, TPG and the Company will each execute and deliver to the other parties the Closing Statement showing, among other things, the Net Contribution Value and the amounts by which the Contributor’s Initial Capital Contribution and the TPG’s Capital Contribution are being adjusted as of the Effective Date, and all other prorations and adjustments for income and expenses of the Contribution Entities and the Properties, including, without limitation, Taxes, rentals paid by Tenants under the Leases, amounts payable under the Contracts, insurance, utilities, maintenance and other operating costs and expenses, and other items that are customarily prorated in real estate conveyance transactions, with Contributor being entitled to and responsible for one hundred percent (100%) of all income and expenses accrued and attributable to the period prior to, but not including, the Effective Date, and the Company being entitled to and responsible for one hundred percent (100%) of all income and expenses accrued and attributable to the period from and after the Effective Date.
(e)    As soon as practicable after the Closing (but in no event later than sixty (60) days after the Closing, except with respect to prorations that cannot be completed within sixty (60) days), Contributor and TPG shall reconcile between themselves the amounts needing to be made after the Closing in accordance with this Agreement, using any updated information with respect to such matters then available. With respect to any income or expenses for which prorations and adjustments that cannot be completed within sixty (60) days after the Closing, prorations and adjustments shall be made as soon as reasonably practicable after the Closing, once information with respect to such income and expenses is available. In connection with prorations and adjustments contemplated by this Section 5.3, the parties shall act reasonably and in good faith.

(f)    Each party shall provide the other parties reasonable access to the books, records, computer runs and other documents relating to the Contribution Entities and the Properties which contain information relevant to completing the prorations and adjustments contemplated by this Section 5.3, provided that any such access shall be under the supervision of an employee and/or agent of the disclosing party. If the final prorations and adjustments, as agreed to among the parties, shows any amount due to a party, the party owing such amount shall pay such amount (in immediately available funds) within five (5) business days after reaching agreement on the final prorations and adjustments.
(g)    This Section 5.3 shall survive Closing.
5.4    Closing Costs. Except as otherwise provided in this Agreement, each of Contributor and TPG is paying its own costs (as well as the costs incurred by its respective affiliates) in connection with the transactions contemplated by this Agreement, including its own legal fees and expenses. All transfer, sales and use, registration, recording, stamp and similar taxes (collectively, “Transfer Taxes”), if any, payable in connection with the transfer of the Entity Membership Interests contemplated herein shall be paid in accordance with the local custom in the jurisdictions wherein the Properties are located, with Contributor being responsible for such Transfer Taxes as are customarily paid by the seller and the Company being responsible for such Transfer Taxes as are customarily paid by the buyer. In the event any Title Policy is, or any survey was, obtained in connection with the transactions contemplated by this Agreement, the Company is paying all costs associated therewith; provided, however, that Contributor will pay for the issuance of any non-imputation endorsement to any Title Policy. This Section 5.4 shall survive Closing.
ARTICLE VI.

MISCELLANEOUS
6.1    No party has had any dealings regarding the subject matter of the transactions contemplated by this Agreement with any real estate broker or other Person who can claim a right to a commission or fee as a procuring cause of the transactions contemplated herein. In the event that any broker or other Person asserts a claim for a commission or fee based upon any alleged dealings, the party with whom such broker or other Person allegedly dealt shall be responsible for such commission or fee and any expenses (including without limitation reasonable attorneys’ fees) incurred by the other parties in defending against the same.
6.2    This Agreement and the schedules and exhibits attached hereto constitute the entire agreement among the parties relating to the respective contributions by Contributor and TPG to the Company made under this Agreement, and supersede all prior contracts or agreements with respect to the same, whether oral or written.
6.3    A waiver or consent, express or implied, to or of any breach or default by any party in the performance of its obligations hereunder is not a consent or waiver to or of any other breach or default in the performance by that party of the same or any other obligations of that party hereunder. Failure on the part of a party to complain of any act of any other party or to declare any other party in default hereunder, irrespective of how long that failure continues, does not constitute a waiver by the non-complaining party of its rights with respect to that default until the applicable statute of limitations period has run.
6.4    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.
6.5    Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or entity, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
6.6    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement must be in writing and shall be deemed delivered: (i) upon delivery if delivered in person; (ii) if mailed by deposit in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested, or upon the date indicated in such return receipt; (iii) upon transmission if sent via telecopier, with a confirmation copy sent via overnight mail, provided that confirmation of such overnight delivery is received; or (iv) one (1) business day after deposit with a national overnight courier provided that confirmation of such overnight delivery is received. All notices, requests and consents to be sent to a party must be sent to or made at the address (or facsimile number) given for that party, below, or such other address (or facsimile number) as that party may specify by notice to the other parties. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the party entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

If to Contributor:	PE OP II Value Added Grocery, LLC
c/o OP Value Added Grocery, LLC
11501 Northlake Drive
Cincinnati, Ohio 45249
E-mail: maddy@phillipsedison.com
Attention: Mark Addy

With a copy to:    DLA Piper LLP
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
E-mail: robert.bergdolt@dlapiper.com
Attention: Robert H. Bergdolt

If to TPG:    TPG RE II Electricity SPV, LP
c/o TPG Real Estate
345 California Street, Suite 3300
San Francisco, California 94104
E-mail: TNewell@tpg.com
Attention: General Counsel

With a copy to:    Kirkland & Ellis LLP

300 North LaSalle
Chicago, Illinois 60654
E-mail: andrew.small@kirkland.com and                 jhanna@kirkland.com
Attention: Andrew D. Small and Joshua P. Hanna

If to Company:    Phillips Edison Value Added Grocery Venture, LLC
c/o Phillips Edison & Company
11501 Northlake Drive
Cincinnati, Ohio 45249
E-mail: rmoore@phillipsedison.com
Attention: Ryan Moore, Principal, Investment Management, Finance

Phillips Edison Value Added Grocery Venture, LLC
c/o Phillips Edison & Company
222 South Main Street, Suite 1730
Salt Lake City, Utah 84101
E-mail: tbrady@phillipsedison.com
Attention: Tanya Brady, Senior Vice President, General Counsel

6.7    THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
6.8    EACH PARTY HEREBY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
6.9    This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
6.10    Neither Contributor nor TPG may assign this Agreement or its rights hereunder, directly or indirectly, without the prior written consent of the other party, which consent may be withheld in such other party’s sole discretion, and any such consented to assignment by Contributor or TPG, as the case may be, shall not release Contributor or TPG, as applicable, from liability hereunder. This Agreement is binding on and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, administrators, executors, successors and permitted assigns.
6.11    In addition to the obligations expressly required to be performed under this Agreement by Contributor, TPG and the Company, each party hereto agrees to cooperate with the other parties and to perform such other acts and to execute, acknowledge and deliver before and after Closing, such other instruments, documents and material as a party may reasonably request and as shall be reasonably necessary in order to effect the consummation of the transactions contemplated by this Agreement; provided that no such other instrument, document or material shall either extend or enlarge the obligations of the non-requesting parties, nor decrease the rights of the non-requesting parties, beyond the express undertakings of this Agreement.
6.12    Except as otherwise expressly provided herein, no representations, warranties, agreements or other obligations in this Agreement shall survive the Closing, and no action based thereon shall be commenced after the Effective Date.
6.13    This ARTICLE VI shall survive Closing.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

CONTRIBUTOR:

PE OP II VALUE ADDED GROCERY, LLC,
a Delaware limited liability company

By:     Phillips Edison Grocery Center Operating Partnership II L.P.
Its:    Sole Member

By:    PE Grocery Center OP GP II LLC
Its:    General Partner

By:    /s/ Robert F. Myers
Name:    Robert F. Myers, Vice President

TPG:

TPG RE II ELECTRICITY SPV, LP,
a Delaware limited partnership

By:    /s/ Clive Bode
Name:    Clive Bode
Its:    Authorized Signatory

COMPANY:

PHILLIPS EDISON VALUE ADDED GROCERY VENTURE, LLC,
a Delaware limited liability company

By:     PECO Value Added Grocery Manager, LLC
Its:    Managing Member

By:    /s/ Robert F. Myers
Name:    Robert F. Myers, Vice President

[Signature Page to Contribution Agreement]

JOINDER
The undersigned hereby joins in this Agreement solely for the purpose of agreeing to be jointly and severally liable with Contributor for the obligations of Contributor set forth in Section 4.3 of this Agreement. Each of TPG and the Company shall have the right to enforce this Joinder directly against the undersigned.
Dated: March 22, 2016.
PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP II, L.P.,
a Delaware limited partnership

By:    PE Grocery Center OP GP II LLC,
A Delaware limited liability company,
Its General Partner

By:    /s/ Robert F. Myers
Robert F. Myers, Vice President